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           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated February 11, 2005, with respect to the financial statements of the State Street Equity 500 Index Portfolio, State Street MSCI EAFE Index Portfolio and State Street Money Market Portfolio included in their respective Annual Reports dated December 31, 2004 that are incorporated by reference into this Post-Effective Amendment No. 6 to the Registration Statement (Form N-1A, No. 811-09599) of State Street Master Funds.



                                                              ERNST & YOUNG LLP

Boston, Massachusetts
April 25, 2005